Exhibit 99.1

Liberty Media Corporation Announces

Change in Attribution of Live Nation Stake and Exchangeable Debentures

Englewood, Colorado, February 25, 2010 — Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today announced that its board of directors has approved the following, effective immediately:

•                  the change in attribution from the Liberty Interactive tracking stock group (“Liberty Interactive”) to the Liberty Capital tracking stock group (“Liberty Capital”) of the approximately 14.6% stake in Live Nation Entertainment, Inc. (“Live Nation”) (NYSE: LYV) Liberty currently owns;

•                  the change in attribution from Liberty Capital to Liberty Interactive of the following debt securities issued by Liberty Media, LLC, a subsidiary of Liberty:

•                  $469 million in principal amount of 4% Exchangeable Senior Debentures due 2029 (the “2029 Exchangeables”);

•                  $460 million in principal amount of 3.75% Exchangeable Senior Debentures due 2030 (the “2030 Exchangeables”); and

•                  $491.7 million in principal amount of 3.5% Exchangeable Senior Debentures due 2031 (the “2031 Exchangeables”);

•                  the change in attribution from Liberty Capital to Liberty Interactive of an aggregate of $830.2 million in net taxable income to be recognized ratably in tax years 2014 through 2018 as a result of the cancellation in April 2009 of $400 million in face amount of 2029 Exchangeables and $350 million in face amount of 2030 Exchangeables; and

•                  the change in attribution from Liberty Capital to Liberty Interactive of $807 million in cash.

Gregory B. Maffei, Liberty President and CEO, said “Today we have announced a change in the attribution of three issuances of our exchangeable debt as well as our existing stake in Live Nation.  The amount of cash reattributed to the Liberty Interactive group is sufficient to pay the 2013 debt maturities attributed to Liberty Interactive in full.  In addition, we believe that the reattribution of this exchangeable debt puts these issuances of long-term debt with unique tax characteristics in the hands of the tracking stock group that is best positioned to take advantage of those tax characteristics, and will have positive effects on the liquidity and free cash flow of the Liberty Interactive group.  Also, since Liberty has recently made a cash tender offer for an additional stake in Live Nation on behalf of the Liberty Capital group, the reattribution of our existing interest will allow our entire Live Nation stake to reside in the single tracking stock group best positioned for that investment.  Finally, we believe that this reattribution improves the capital structure attributed to Liberty Interactive and provides increased flexibility for our tracking stock groups.”

Additional information regarding this change in attribution is contained in a Current Report on Form 8-K being filed by Liberty with the Securities and Exchange Commission (“SEC”) today.  Copies of this filing may be obtained for free from the SEC’s website, www.sec.gov.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (NASDAQ:  LSTZA, LSTZB), which includes Liberty Media’s interests in Starz Entertainment and ViaSat, Inc., and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:	Courtnee Ulrich (720) 875-5420